FOR IMMEDIATE RELEASE

WILSHIRE FINANCIAL ANNOUNCES SETTLEMENT
AND PURCHASE OF MINORITY INTEREST

Portland, Oregon, May 13, 2002. Wilshire Financial Services Group Inc. (OTCBB:WFSG) announced today the signing of an agreement to settle its litigation arising from the financial collapse of Capital Consultants LLC, and to enter into a related agreement for WFSG’s, purchase of the minority interest in the Company’s subsidiary, Wilshire Credit Corporation held by the Capital Consultants receiver. The executed agreement and the form of purchase agreement have been filed with the Securities and Exchange Commission as Exhibit 99.1 to the Company’s Form 8-K filing of May 13, 2002.

The executed settlement agreement is subject to approval by the Federal District Court, the issuance by the Court of a Claims Bar Order and Injunction and, among other items, payment by the Company and other parties in full settlement of the claims. The completion of the settlement remains subject to various conditions. The execution of the settlement agreement does not affect WFSG’s complete denial of all such claims.

Under the settlement agreement the claimants release the Company and all of its subsidiaries, as well as their present and former officers and directors, from all liability. The settlement agreement also includes provisions which protect the Company in any future legal proceedings which the claimants may pursue against other parties.

The principal terms of the settlement provide that the Company, certain other parties and their respective insurers, will pay to the claimants $29.5 million plus a share of the proceeds of a sale of real property. A portion of these funds will be held in trust to protect the Company and other parties against potential residual claims which might arise from claimants’ actions against other non-settling parties.

In addition, the Company will purchase from the Capital Consultants’ receiver a 49.99% equity interest in the Company’s majority-owned subsidiary, Wilshire Credit Corporation, for $10.5 million. Upon completion of this purchase, Wilshire Credit Corporation will become a wholly-owned subsidiary of WFSG. The liquidation bond associated with this minority interest, which would have entitled the receiver to a $19.3 million preference upon liquidation of Wilshire Credit Corporation and the right to convert such interest into the Company’s common stock, will be terminated.

The Company’s cash cost of the settlement and stock acquisition will total approximately $15 million plus a share of the proceeds from the above-described sale of real property. The Company will accrue a Q1 2002 pre-tax expense of approximately $3.6 million in connection with the settlement and related minority interest acquisition. The settlement is expected to eliminate most of the Company’s future costs arising from the financial collapse of Capital Consultants LLC. Any continuing expenses associated with implementing the settlement and the indemnification of former officers should not have a material impact on the Company’s financial condition or results of operations.

“The settlement positively resolves the last major obstacle arising from the Company’s operations prior to its 1999 reorganization, eliminates substantial ongoing legal costs and management distraction, and enables our employees at every level to focus solely on building our business,” said Stephen P. Glennon, CEO of Wilshire Financial Services Group Inc.

“The settlement represents a positive outcome for the Company and its shareholders due primarily to the extraordinary dedication of our senior officers and directors and their belief in the future of WFSG,” said Larry B. Faigin, Chairman of Wilshire Financial Services Group Inc.

For more information regarding the settlement, please see the Company’s May 13, 2002 SEC 8-K filing and related exhibits.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities, mortgage loan servicing rights and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

CONTACT:
Wilshire Financial Services Group Inc.
Bruce A. Weinstein, 503.525.7213
Chief Financial Officer